UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 3, 2025

BARFRESH FOOD GROUP INC.

(Exact name of registrant as specified in its charter)

Delaware	001-41228	27-1994406
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3600 Wilshire Boulevard Suite 1720, Los Angeles, California 90010

(Address of principal executive offices)

Registrant’s telephone number, including area code: (310) 598-7113

N/A

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol	Name of each exchange on which registered
Common Stock, $0.000001 par value	BRFH	The Nasdaq Stock Market LLC

Securities registered pursuant to Section 12(g) of the Act: None

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.01. Completion of Acquisition or Disposition of Assets.

As previously disclosed in the Current Report on Form 8-K filed by Barfresh Food Group Inc., a Delaware corporation (the “Company”), on September 18, 2025 with the Securities and Exchange Commission (the “SEC”), the Company is a party to the Stock Purchase Agreement (the “Purchase Agreement”), dated September 15, 2025, among the Company, Arps Dairy, Inc., an Ohio corporation (“Arps”), and the shareholders of Arps (the “Arps Shareholders”).

On October 3, 2025, the Company, Arps and the Arps Shareholders completed the closing under the Purchase Agreement. As a result, Arps became a wholly-owned subsidiary of the Company.

The Company repaid approximately $1.3 million of certain existing debt of Arps, including an asset-based revolving facility, and is in the process of refinancing a $2.2 million mortgage loan. The Company utilized a portion of its secured receivables financing facility, which had been recently increased to $2.5 million, to effect the debt repayment. To obtain the forbearance agreement from the existing mortgage lender, the Company provided its guaranty of the mortgage loan and will be issuing restricted shares of its common stock, valued at $100,000, to the Arps Shareholders in exchange for continuing their guarantees with the mortgage lender. Prior to the closing, the Arps Shareholders reduced the outstanding balance of the revolving facility as required by the Purchase Agreement. The Company and Arps have agreed to repay the advances made by the Arps Shareholders within six months of the Closing, secured by a second mortgage on real estate owned by Arps.

Arps, which currently operates a dairy processing facility in Defiance, Ohio, had commenced construction on a 44,000-square foot new facility but was unable to complete construction. The Company plans to complete construction and installation of the processing equipment in the new facility in 2026.

The Company has commenced manufacturing of certain of its own products at Arps’ existing facility and expects to expand production immediately upon completion of the acquisition, thereby eliminating fees previously paid to third-party manufacturers, reducing freight costs, enabling the more efficient procurement of ingredients, and lowering cold storage costs.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth under Item 2.01 of this Current Report on Form 8-K is incorporated herein by reference.

To obtain the forbearance from Arps’ existing mortgage lender until January 1, 2026, WesBanco Bank, Inc., the Company provided its guaranty of the mortgage loan. The outstanding balance of the mortgage was $2,198,000 as of October 3, 2025.

Concurrently with the Company’s acquisition of Arps, certain advances to Arps from its former shareholders were formalized with the Company assuming joint and several responsibility for the obligations. The Company and Arps issued notes in the aggregate principal amount of $800,000 to the Arps Shareholders, which consisted of $400,000 of debt previously owed by Arps (the “Existing Loans”) and $400,000 representing the recent advances used to reduce the outstanding balance of the revolving facility (the “New Advances”). The Existing Loans are to be repaid by April 3, 2026 and may be convertible into shares of the Company’s common stock at the option of the Company, using the 15-day volume-weighted average trading price to determine the value of the shares. If the New Advances are not paid by January 3, 2026, interest shall accrue at the rate of 7% per annum from October 3, 2025.

Item 9.01. Financial Statements and Exhibits.

(a) Financial statements of business acquired.

The financial statements required by this item are not available at this time and will be filed by an amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(b) Pro forma financial information.

The pro forma financial information required by this item is not available at this time and will be filed by an amendment to this Current Report on Form 8-K no later than 71 days after the date on which this Current Report on Form 8-K is required to be filed.

(d) Exhibits

2.1	Stock Purchase Agreement dated September 15, 2025 (filed as Exhibit 2.1 to the Company’s Current Report on Form 8-K filed with the SEC on September 18, 2025 and incorporated herein by reference)

10.1	Commercial Guaranty to WesBanco Bank, Inc.

10.2	Form of Note to Arps Shareholders dated October 3, 2025

99.1	Press Release of Barfresh Food Group, Inc. dated October 7, 2025

104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned duly authorized.

Barfresh Food Group Inc., a Delaware corporation (Registrant)

Date: October 7, 2025		/s/ Riccardo Delle Coste
	By:	Riccardo Delle Coste
	Its:	CEO